JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 1 to Schedule 13D with respect to the common stock of Gainsco, Inc. (including any future amendments thereto) and further agree that this Joint Filing Agreement may be included as an exhibit to such filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement on the dates indicated below.


Date: October 5, 2004



_______________________
Robert W. Stallings



First Western Capital, LLC:



_______________________
By: James R. Reis, Manager



_______________________
James R. Reis